Filed under Rule 424(b)(3), Registration Statement No. 333-123535-01
Amended Pricing Supplement No. 149 — Dated Monday, June 27, 2005 (To: Prospectus Dated April 29, 2005 and Prospectus Supplement Dated April 29, 2005)

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8YA1	$16,300,000.00	100.000%	0.400%	$16,234,800.00	FIXED	4.400%	QUARTERLY	06/15/2007	09/15/2005	$9.17	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8YB9	$4,508,000.00	100.000%	0.625%	$4,479,825.00	FIXED	4.600%	SEMI-ANNUAL	06/15/2008	12/15/2005	$21.08	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8YC7	$4,834,000.00	100.000%	1.000%	$4,785,660.00	FIXED	4.900%	SEMI-ANNUAL	06/15/2010	12/15/2005	$22.46	YES

Redemption Information: The Notes cannot be redeemed prior to maturity, except for certain reasons of taxation.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities

CUSIP	Principal		Gross	Net	Coupon	Coupon	Coupon	Maturity	1st Coupon	1st Coupon	Survivor’s
Number	Amount	Resale Price	Concession	Proceeds	Type	Rate	Frequency	Date	Date	Amount	Option

2338E8YD5	$3,946,000.00	100.000%	2.000%	$3,867,080.00	FIXED	5.950%	SEMI-ANNUAL	06/15/2020	12/15/2005	$27.27	YES

Redemption Information: The Notes may be redeemed at 100.000% on 06/15/2008 and every coupon date thereafter.
Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Charles Schwab & Co. Inc., Citigroup Global Markets Inc., Comerica Securities, Edward D. Jones & Co., L.P., Fidelity Capital Markets, A Division of National Financial Services LLC, Merrill Lynch & Co., Morgan Stanley, UBS Financial Services Inc., Wachovia Securities
The DaimlerChrysler North America Holding Corporation InterNotes® will be subject to redemption at the option of DaimlerChrysler North America Holding Corporation, in whole on the interest payment date occurring any time on or after 06/15/2008 at a redemption price equal to 100% of the principal amount of the DaimlerChrysler North America Holding Corporation InterNotes®, plus accrued interest thereon, if any, upon at least 30 days prior notice to the noteholder and the trustee, as described in the prospectus.

DaimlerChrysler North America Holding Corporation

$5,000,000,000.00
DaimlerChrysler North America Holding Corporation InterNotes®

Trade Date: Monday, June 27, 2005 @ 12:00 PM ET
Settle Date: Thursday, June 30, 2005
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book Entry only
DTC Number 0116 via Refco Securities, LLC

The Agents and the dealers may sell the Notes to certain dealers at a discount not in excess of the commission received by them.

§ If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

DaimlerChrysler AG’s amended annual report on Form 20-F/A for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission on June 24, 2005, is incorporated herein by reference. Please see “Where You Can Find More Information” and “Documents Incorporated by Reference” in the accompanying prospectus.

InterNotes® is a registered trademark of Incapital Holdings LLC. All Rights Reserved.